                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-2.

                                PROGENITOR, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                      LOGO

                                January 28, 1998

To the Stockholders of
PROGENITOR, INC.

     You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of Progenitor, Inc. (the "Company") on Tuesday March 10, 1998 at 9:00 a.m. Pacific standard time, which will be held at The Westin Hotel, San Francisco Airport, Millbrae, California.

     Details of business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

     After careful consideration, the Company's Board of Directors has unanimously approved the proposals and recommends that you vote FOR each such proposal.

     We hope that you will attend the Annual Meeting. In any event, after reading the Proxy Statement, please mark, date, sign and return the enclosed proxy card in the accompanying reply envelope. If you decide to attend the Annual Meeting, please notify Mark N. K. Bagnall, Vice President, Finance and Chief Financial Officer of the Company, if you wish to vote in person and your proxy will not be voted.

     A copy of the Company's 1998 Annual Report to Stockholders has been mailed concurrently herewith to all stockholders entitled to notice of and to vote at the Annual Meeting.

                                          Sincerely, yours,

                                          /s/ DOUGLASS B. GIVEN

                                          Douglass B. Given, M.D., Ph.D
                                          President, Chief Executive Officer and
                                          Director

                                PROGENITOR, INC.
                              4040 CAMPBELL AVENUE
                              MENLO PARK, CA 94025
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Progenitor, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Progenitor, Inc., a Delaware corporation (the "Company"), will be held at The Westin Hotel, San Francisco Airport, Millbrae, California, on Tuesday, March 10, 1998, at 9:00 a.m., Pacific standard time, for the following purposes:

          1. Election of Directors. To elect eight directors of the Company to serve until the 1999 Annual Meeting of Stockholders or until their successors have been duly elected and qualified;

          2. Selection of Independent Auditors. To ratify the appointment of Coopers & Lybrand L.L.P. as the independent auditors for the Company for the fiscal year ending September 30, 1998; and

          3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement which is attached and made a part hereof.

     The Board of Directors has fixed the close of business on January 16, 1998 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

     Whether or not you expect to attend the Annual Meeting in person, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Annual Meeting. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be returned to assure that all your shares will be voted. If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

                                          By Order of the Board of Directors,

                                          /s/ DOUGLASS B. GIVEN

                                          Douglass B. Given, M.D., Ph.D
                                          President, Chief Executive Officer and
                                          Director
Menlo Park, California
January 28, 1998

                                PROXY STATEMENT
                            ------------------------

                           FOR THE ANNUAL MEETING OF
                        STOCKHOLDERS OF PROGENITOR, INC.

GENERAL INFORMATION

     This Proxy Statement is furnished to stockholders of Progenitor, Inc., a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors (the "Board") of the Company of proxies in the accompanying form for use in voting at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Tuesday, March 10, 1998, at 9:00 a.m., Pacific standard time, at The Westin Hotel, San Francisco Airport, Millbrae, California, and any adjournment or postponement thereof. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting as indicated by such proxies. This Proxy Statement was first mailed to stockholders on or about February 2, 1998.

VOTING

     The close of business on January 16, 1998 has been fixed as the record date (the "Record Date") for determining the holders of shares of Common Stock of the Company (the "Common Stock") entitled to notice of and to vote at the Annual Meeting. Only holders of record of the Common Stock on the Record Date will be entitled to vote at the Annual Meeting and any continuations or adjournments thereof. As of the close of business on the Record Date, the Company had approximately 13,461,973 shares of Common Stock outstanding and entitled to vote at the Annual Meeting, held by 89 holders of record. The presence at the Annual Meeting of a majority, or approximately 6,730,987 of these shares of Common Stock, either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Each outstanding share of Common Stock on the Record Date is entitled to one (1) vote on all matters.

     If any stockholder is unable to attend the Annual Meeting, such stockholder may vote by proxy. The enclosed proxy is solicited by the Board, and, when returned properly completed, will be voted as you direct on your proxy card. In the discretion of the proxy holder, shares represented by such proxies will be voted upon any other business as may properly come before the Annual Meeting. Abstentions, which may be specified on all proposals other than the election of Directors, are counted as votes against the proposal in determining whether a proposal has been approved, and broker non-votes are not counted as votes for or against the proposal. If no specific instructions are given with respect to matters to be acted upon at the Annual Meeting, shares of Common Stock represented by a properly executed proxy will be voted FOR (i) the election of management's nominees for Directors listed in Proposal 1 and (ii) the ratification of the selection of Coopers & Lybrand L.L.P. as the independent public accountants for the Company.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company (to the attention of Mark N.K. Bagnall, Vice President, Finance and Chief Financial Officer) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

COST OF SOLICITATION

     The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may also be solicited by Directors, officers and employees of the Company who will not receive additional compensation for such solicitation. Brokerage firms and other custodians, nominees and fiduciaries will be reimbursed by the Company for their reasonable expenses incurred in sending proxy material to beneficial owners of the Common Stock.

     The Annual Report of the Company for the fiscal year ended September 30, 1997 has been mailed concurrently with the mailing of the Notice of Annual Meeting and Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     As set by the Board of Directors (the "Board" or "Board of Directors"), pursuant to the Bylaws of the Company, the authorized number of directors is eight. Eight directors are to be elected at the Annual Meeting to serve until the next Annual Meeting and until their successors are elected and qualified, or until the death, resignation, or removal of such Directors. The eight nominees receiving the highest number of affirmative votes will be elected as directors. Unless otherwise instructed, the proxy holders will vote the proxies they receive for the eight nominees of the Board of Directors named below. In the event that any nominee of the Board is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

     In the event that additional persons are nominated, other than by the Board of Directors, for election as Directors, the proxy holders intend to vote all proxies received by them for the nominees listed below and any additional Board of Directors' nominee as described above. The following are the nominees of the Board of Directors for election as Directors at the date hereof:

                                                                                        DIRECTOR
           NAME OF NOMINEE              AGE                    TITLE                     SINCE
--------------------------------------  ----   --------------------------------------   --------
Douglass B. Given, M.D., Ph.D.........   45    President, Chief Executive Officer and    1994
                                               Director
Glenn L. Cooper, M.D.(1)..............   45    Chairman of the Board                     1992
Robert P. Axline(2)...................   62    Director                                  1992
Alexander. M. Haig, Jr................   73    Director                                  1992
Morris Laster, M.D....................   33    Director                                  1992
Robert R. Momsen......................   50    Director                                  1997
Jerry P. Peppers (2)..................   51    Director                                  1992
David B. Sharrock (1).................   61    Director                                  1994

---------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

     Douglass B. Given, M.D., Ph.D. has served as President, Chief Executive Officer and a Director of the Company since June 1994 and served as Executive Vice President and Chief Operating Officer from January 1993 to June 1994. Prior to joining the Company, Dr. Given was Vice President at the Schering Plough Research Institute, a pharmaceutical research facility, from March 1989 to December 1992. Dr. Given also serves as a Director of the Edison BioTechnology Center, is on the Dean's Advisory Council of the University of Chicago and is on the Dean's Advisory Council of The Ohio State University. Dr. Given received an M.D. and Ph.D. in Biological Sciences from the University of Chicago, performed his postdoctoral training in Internal Medicine and Infectious Diseases at Harvard Medical School and Massachusetts General Hospital and received an M.B.A. from the Wharton School of Business at the University of Pennsylvania.

     Glenn L. Cooper, M.D. has served as Chairman of the Board of Directors of the Company since June 1994, and has been a director since December 1992. Dr. Cooper has been President, Chief Executive Officer and a director of Interneuron Pharmaceuticals, Inc. ("Interneuron") since May 1993 and served as President and Chief Executive Officer of the Company from September 1992 until June 1994. Prior to joining the Company in 1992, Dr. Cooper was Executive Vice President and Chief Operating Officer of Sphinx Pharmaceuticals Corporation from August 1990. Dr. Cooper serves as Chairman of the Board of Directors of Intercardia, Inc. and is a director of Transcell Technologies, Inc. ("Transcell") and of InterNutria, Inc., each of which is a subsidiary of Interneuron. In addition, Dr. Cooper serves as acting President and Chief Executive Officer of Transcell as well as a director of Aeolus Pharmaceuticals, Inc., a subsidiary of Intercardia, Inc. and Genta, Inc., a public biotechnology company. Dr. Cooper received his M.D. from Tufts University School of Medicine and performed his postdoctoral training in Internal Medicine and Infectious Diseases at the New England Deaconess Hospital and Massachusetts General Hospital.

     Robert P. Axline has been a Director of the Company since June 1992. Mr. Axline has been Chairman of Plastic Card Systems Inc. since 1987. In addition, Mr. Axline served as President of Image Data Systems Inc. from 1995 to 1997. Both companies are engaged in the manufacture and sale of plastic identification card machines and supplies. Since November 1997, Mr. Axline has served as Treasurer and as a director of Ohio Valley Venture Fund, Inc., a venture capital fund.

     Alexander M. Haig, Jr. has been a Director of the Company since December 1992. General Haig has served as Chairman and President of Worldwide Associates, Inc., a marketing consulting firm, since 1982. Previously, General Haig served as Secretary of State of the United States from January 1981 to July 1982, and President and Chief Operating Officer of United Technologies Corporation from November 1979 to January 1981, where he remains a Senior Consultant. General Haig also has served as Supreme Allied Commander of NATO and White House Chief of Staff under the Nixon and Ford Administrations. General Haig also serves on the Board of Directors of Interneuron, MGM Grand, Inc. and America Online, Inc.

     Morris Laster, M.D. has served as a Director of the Company since its inception, and served as Chief Executive Officer through September 1992. Dr. Laster has been an executive of Paramount Capital Investments since 1990, and has participated in the founding of several biotechnology companies. He currently serves as Chairman of Partec Ltd., a biomedical venture and management company based in Jerusalem, Israel, affiliated with Paramount Capital Investment. Dr. Laster received his M.D. from Downstate Medical Center, New York, and postdoctoral training in surgery at Case Western Reserve University Hospital.

     Robert R. Momsen has served as a Director of the Company since August 1997. From February 1995 to August 1997, Mr. Momsen was a director of Mercator Genetics, Inc. ("Mercator"), which merged with a subsidiary of the Company in August 1997. Mr. Momsen has been a General Partner at InterWest Partners, a group of venture capital management funds, since August 1982. Mr. Momsen also serves as a director of several public companies, including ArthroCare Corp. (a medical equipment supply company), COR Therapeutics, Inc. (a pharmaceutical company), Coulter Pharmaceutical, Inc. (a biotechnology products and services company), Innovasive Devices, Inc. (a pharmaceutical consultancy), Integ Incorporated (a medical diagnostic company), Urologix, Inc. (a medical device company) and Ventritex, Inc. (a medical device company). He received his B.S. and M.B.A. degrees from Stanford University.

     Jerry P. Peppers joined the Company's Board of Directors in June 1992. He is a partner in the law firm of Winthrop, Stimson, Putnam & Roberts, where he has served as an attorney since 1971. Mr. Peppers received his J.D. from Duke University.

     David B. Sharrock has been a Director of the Company since January 1994. Mr. Sharrock has been associated with Marion Merrell Dow, a pharmaceutical company, or its predecessors since 1958, most recently as Executive Vice President and Chief Operating Officer and Director from January 1990 until his retirement in December 1993. Since that time he has served as an independent consultant. Mr. Sharrock also serves as a Director of Cincinnati Bell Inc., Unitog Company, Inc., Interneuron and Intercardia, Inc.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL OF THE ABOVE NOMINEES FOR ELECTION AS DIRECTORS.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During fiscal year 1997, the Board of Directors met seven (7) times. Other than Mr. Axline, who attended five meetings, and Dr. Laster, who attended four meetings, no director attended fewer than 75% of all the meetings of the Board and its committees on which he served after becoming a member of the Board. The Board established an Audit Committee and a Compensation Committee on August 9, 1996. The Board does not have a nominating committee or a committee performing the functions of a nominating committee.

However, pursuant to an intercompany services agreement entered into by the Company with Interneuron, Interneuron has the right to nominate one designee for election to the Company's Board of Directors, for so long as Interneuron reports the Company's financial results on a consolidated basis, on an equity basis or otherwise on a basis pursuant to which a portion of the Company's results of operations appears in the financial results of operations of Interneuron. See "Certain Transactions -- Relationship with Interneuron." There are no family relationships among any of the executive officers or Directors of the Company.

     The Audit Committee, which did not meet in fiscal year 1997, consists of Messrs. Axline and Peppers. The Audit Committee is responsible for overseeing the actions by the Company's independent auditors and reviewing the Company's internal financial and accounting controls and policies.

     The Compensation Committee, which held two (2) meetings in fiscal year 1997, consists of Dr. Cooper and Mr. Sharrock. The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for officers and other employees of the Company and administers various incentive compensation and plans.

     Although there are no formal procedures for stockholders to recommend nominees for election to the Board, the Board will consider recommendations from stockholders, which should be addressed to Mr. Mark N.K. Bagnall, the Company's Vice President, Finance and Chief Financial Officer.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee currently is composed of Dr. Cooper and Mr. Sharrock, neither of whom is an executive officer of the Company. Dr. Cooper serves as Chairman of the Board of Directors. On February 1, 1994, Mr. Sharrock entered into a consulting agreement with the Company, Interneuron and Transcell, pursuant to which Mr. Sharrock agreed to provide consulting services on the development and commercialization of each company's technology. Such agreement was amended effective as of December 31, 1996 with respect to the Company. See "Directors' Compensation."

DIRECTORS' COMPENSATION

     The Company's non-employee directors (other than those who are employees of Interneuron) receive cash compensation in the amount of $2,000 for attendance at meetings of the Board of Directors and any committee thereof, and directors may be reimbursed for certain expenses in connection with attendance at Board of Directors and committee meetings. A total of 300,000 shares of Common Stock under the Company's 1996 Stock Incentive Plan have been reserved for issuance to non-employee directors of the Company (other than those who are employees of Interneuron) pursuant to compensation policies for such directors to be adopted by the Company from time to time.

     The Company, along with Interneuron and Intercardia, Inc., is a party to a consulting agreement with Mr. Sharrock, entered into on February 1, 1994, pursuant to which Mr. Sharrock receives $2,000 per day in exchange for his service as a consultant on the development and commercialization of each company's technology. Collectively, the three companies must use Mr. Sharrock's services for an aggregate minimum of 20 days per year during the term of the agreement. The Company paid Mr. Sharrock $13,000 during fiscal 1997 under this arrangement. The agreement provides that Mr. Sharrock will not compete with the Company during the term of the agreement and for a period of one year thereafter. This agreement terminates on February 1, 1998, and provides for automatic one-year extensions with respect to each company unless Mr. Sharrock or such company gives notice at least sixty days prior to expiration of the then-current term. The Company amended such agreement effective as of December 31, 1996 with Mr. Sharrock such that cash compensation paid to him for attendance of meetings of the Board of Directors or any committee thereof pursuant to the Company's director compensation policy will be credited towards the aggregate 20 days of consulting per year required to be granted to Mr. Sharrock under the consulting agreement. In addition to these Board of Directors' meetings, the Company has agreed to use Mr. Sharrock's consulting services for four days per year.

     During fiscal 1997, the Company was party to a consulting agreement with Dr. Laster, pursuant to which the Company paid him $500 per month for his services as a scientific advisor. Dr. Laster received $5,500 in fiscal 1997 pursuant to this agreement.

     On March 7, 1997, the Compensation Committee approved grants to each of the non-employee directors of the Company, effective upon the closing of the Company's initial public offering (the "Offering"), which occurred on August 12, 1997, of additional options to acquire 25,000 shares of Common Stock of the Company at the initial public offering price of $5.375 per share. In addition, the Compensation Committee approved acceleration of vesting of previously granted stock options to such non-employee directors, effective upon the closing of the Offering.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent (10%) stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended March 31, 1997, all of the Company's officers, Directors and greater than ten percent beneficial owners other than Dr. Elliott Sigal complied with applicable Section 16(a) filing requirements during the 1997 fiscal year. Dr. Sigal, the Company's former Senior Vice President, Research and Development who resigned on November 15, 1997, did not file a Form 3 stating his initial beneficial ownership of the Company's securities. Dr. Sigal reported such beneficial ownership on Form 5, which was timely filed.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of January 16, 1998 (as described in footnote (2) below) by (i) each stockholder who is known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock; (ii) each of the Company's directors; (iii) the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company, determined for the year ended September 30, 1997 (collectively, the "Named Executive Officers"); and (iv) all directors and executive officers of the Company as a group.

                                          NUMBER OF SHARES        PERCENTAGE
                                         BENEFICIALLY OWNED   BENEFICIALLY OWNED
           BENEFICIAL OWNER                    (1)(2)                (2)
---------------------------------------  ------------------   ------------------
Glenn L. Cooper, M.D. (3)..............       5,545,578              39.6
  One Ledgemont Center
  99 Hayden Avenue
  Lexington, Massachusetts 02173
Interneuron Pharmaceuticals, Inc.
  (4)..................................       5,450,664              39.0
  One Ledgemont Center
  99 Hayden Avenue
  Lexington, Massachusetts 02173
Entities affiliated with BankAmerica...       1,821,393              13.3
  Corporation(5)
  c/o BankAmerica Corporation
  555 California Street
  San Francisco, CA 94104
Robert R. Momsen (6)...................       1,171,748               8.6
  c/o InterWest Partners
  3000 Sand Hill Road
  Building 3, Suite 255
  Menlo Park, CA 94025
Entities affiliated with InterWest
  Partners (7).........................       1,146,748               8.5
  c/o InterWest Partners
  3000 Sand Hill Road
  Building 3, Suite 255
  Menlo Park, CA 94025
Entities affiliated with Oak Investment
  Partners(8)..........................       1,044,554               7.7
  c/o Oak Investment Partners
  One Gorham Island
  Westport, CT 06880
Amgen Inc..............................       1,023,256               7.6
  Amgen Center
  1840 DeHavilland Drive
  Thousand Oaks, CA 91320-1789
Douglass B. Given, M.D., Ph.D.(9)......         243,615               1.8
Elliott Sigal, M.D., Ph.D.(10).........         200,304               1.5
Morris Laster, M.D.(11)................         137,500               1.0
H. Ralph Snodgrass, Ph.D.(12)..........          74,167                 *
Mark N.K. Bagnall(13)..................          66,667                 *
David B. Sharrock(14)..................          35,000                 *
Robert P. Axline(15)...................          32,500                 *
Alexander M. Haig, Jr.(16).............          32,500                 *
Jerry P. Peppers(17)...................          32,500                 *
Stephen J. Williams, Ph.D..............              --
All executive officers and directors as
  a group (12 persons)(18).............       7,572,079              51.3

---------------

  * Less than one percent

 (1) To the Company's knowledge, except as indicated in the footnotes to this table and subject to applicable community property laws, each of the persons named in this table has sole voting and investment power with respect to all shares of Common Stock indicated opposite such person's name.

 (2) Based on 13,461,973 shares of Common Stock outstanding at January 16, 1998. Shares of Common Stock subject to options, warrants and convertible notes and other purchase rights currently exercisable or convertible, or exercisable or convertible within 60 days of January 16, 1998 are deemed outstanding for computing the percentage of the person or entity holding such securities but are not deemed outstanding for computing the percentage of any other person or entity.

 (3) Includes 5,450,664 shares beneficially owned by Interneuron, options exercisable for 33,500 shares of Common Stock held by Dr. Cooper and options exercisable for 2,000 shares of Common Stock held by Dr. Cooper's wife. Dr. Cooper is President, Chief Executive Officer and a director of Interneuron. Dr. Cooper disclaims beneficial ownership of the securities held by Interneuron.

 (4) Includes warrants exercisable for 500,000 shares of Common Stock.

 (5) Includes shares held by The Robertson Stephens Orphan Fund, of which Robertson, Stephens & Co. Investment Management, L.P. and Bayview Investors, Ltd. are the managing partners. Bayview Holdings, Inc. is managing member of Robertson, Stephens & Company Private Equity Group, L.L.C., which is the general partner of Bayview Investors, Ltd. Includes shares held by The Robertson Stephens Orphan Offshore Fund, L.P., of which Robertson, Stephens & Co. Investment Management, L.P. is the general partner. Includes shares held by RS & CO. IV, L.P., of which RS & Co. Venture Partners IV is the general partner. Robertson, Stephens & Co. Investment Management, L.P. is investment advisor to RS & CO. IV, L.P. BankAmerica Corporation owns Robertson Stephens Investment Management Co., which owns Bayview Holdings, Inc. Bayview Holdings, Inc. is the general partner of Robertson, Stephens & Co. Investment Management, L.P. Includes warrants exercisable for 250,000 shares of Common Stock held by entities affiliated with BankAmerica Corporation.

 (6) Includes 1,146,748 shares beneficially owned by entities affiliated with InterWest Partners. See footnote (7) below. Mr. Momsen disclaims beneficial ownership of the securities held by such entities except to the extent of his pro rata partnership interests therein. Includes options exercisable for 25,000 shares of Common Stock.

 (7) Includes 1,068,686 shares held by InterWest Partners V, L.P. ("Partners") and 7,082 shares held by InterWest Investors V ("Investors"). The general partner of Partners is InterWest Management Partners V, L.P., the general partners of which consist of individuals, including Robert R. Momsen, that share voting and investment power over securities held by Partners. The general partners of Investors consist of individuals, including Robert R. Momsen, that share voting and investment power over securities held by Investors. Includes warrants exercisable for 71,000 shares of Common Stock held by entities affiliated with InterWest Partners. All of the individuals described above disclaim beneficial ownership of the securities held by Partners and Investors, except to the extent of their pro rata partnership interests therein.

 (8) Includes 1,021,575 shares beneficially owned by Oak Investment Partners V, Limited Partnership ("Oak Investment") (including warrants exercisable for 69,438 shares of Common Stock) and 22,979 shares beneficially owned by Oak V Affiliates Fund ("Oak Affiliates") (including warrants exercisable for 1,562 shares of Common Stock). Oak Associates V, L.L.C. is the General Partner of Oak Investment. The managing members of Oak Associates V, L.L.C. consist of individuals that share voting and investment power over the securities held by Oak Investment. The General Partners of Oak Affiliates consist of a group of individuals that have shared voting and investment power over the securities held by Oak Affiliates. All of the individuals described above disclaim beneficial ownership of the securities held by Oak Investment and Oak Affiliates.

 (9) Includes 82,907 shares held by a limited partnership of which Dr. Given is a general partner and options exercisable for 160,708 shares of Common Stock.

(10) Includes options exercisable for 200,304 shares of Common Stock.

(11) Includes options exercisable for 25,000 shares of Common Stock.

(12) Includes options exercisable for 74,167 shares of Common Stock.

(13) Includes options exercisable for 66,667 shares of Common Stock.

(14) Includes options exercisable for 35,000 shares of Common Stock.

(15) Includes options exercisable for 32,500 shares of Common Stock.

(16) Includes options exercisable for 32,500 shares of Common Stock.

(17) Includes options exercisable for 32,500 shares of Common Stock.

(18) Includes options exercisable for 719,846 shares of Common Stock and warrants exercisable for 571,000 shares of Common Stock. See footnotes 3, 6 and 9-17 above.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table sets forth for the fiscal years ended September 30, 1995, September 30, 1996 and September 30, 1997 the compensation paid by the Company to the Named Executive Officers for services rendered in all capacities.

                                                                        LONG-TERM
                                                                       COMPENSATION
                                                                          AWARDS
                                                    ANNUAL             ------------
                                                 COMPENSATION           SECURITIES
                                  FISCAL     ---------------------      UNDERLYING       ALL OTHER
  NAME AND PRINCIPAL POSITION      YEAR       SALARY       BONUS        OPTIONS(#)      COMPENSATION
--------------------------------  ------     --------     --------     ------------     ------------
Douglass B. Given, M.D.,
  Ph.D..........................   1997      $271,815     $225,000        310,000         $175,871(2)
  President and Chief Executive    1996       219,231           --        100,000(1)        31,065(3)
  Officer                          1995       185,000       46,250         95,000(1)         1,065(4)
Elliott Sigal, M.D., Ph.D.(5)...   1997       215,625       62,500        153,510            1,600
  Senior Vice President,
     Research                      1996            --           --             --               --
  and Development                  1995            --           --             --               --
H. Ralph Snodgrass, Ph.D........   1997       176,683      120,000         70,000            2,290(6)
  Vice President, Research and     1996       150,385           --        100,000(l)            --
  Chief Scientific Officer         1995       123,000       30,000         30,000(l)(7)         --
Stephen J. Williams, Ph.D.(8)...   1997       168,452      116,000         70,000           96,505(9)
  Vice President, Corporate        1996       149,615           --         75,000(l)        50,743(10)
  Development                      1995       135,000           --         17,500(l)            --
Mark N.K. Bagnall(11)...........   1997       168,221       88,000         70,000           38,730(12)
  Vice President, Finance and      1996        18,404       25,000        110,000(l)            --
  Chief Financial Officer          1995            --           --             --               --

---------------

(1) All of the options granted during fiscal 1996 were cancelled and regranted at new exercise prices. Such cancellation and regrant of options was effected as of December 30, 1996. Drs. Given, Snodgrass and Williams also had 95,000, 30,000 and 17,500 options, respectively, which were originally granted as of September 14, 1995, cancelled and regranted with an exercise price of $5.50 per share from an original exercise price of $6.00 per share. See "Cancellation and Regrant of Options" below.

(2) Consists of (i) $1,105 in premiums paid by the Company on a term life insurance policy, (ii) $155,231 of indebtedness which was forgiven and (iii) $19,535 in reimbursed relocation expenses.

(3) Consists of (i) $1,065 in premiums paid by the Company on a term life insurance policy and (ii) an aggregate amount of $30,000 of indebtedness related to prior relocation expenses which was forgiven.

(4) Consists of premiums paid by the Company on a term life insurance policy.

(5) Dr. Sigal became an executive officer of the Company on August 12, 1997 and resigned effective November 15, 1997. Compensation includes amounts paid by Mercator during fiscal 1997 prior to the Company's acquisition of Mercator through a merger of a wholly-owned subsidiary of the Company with and into Mercator (the "Acquisition"). Options granted do not include 200,304 options received pursuant to the terms of the Acquisition in exchange for Mercator options held by Dr. Sigal. All Other Compensation consists of $1,300 in life insurance premiums and an equity bonus received from Mercator with a fair market value of $300.

 (6) Consists of $2,290 in reimbursed relocation expenses.

 (7) Includes options exercisable for 12,500 shares of Common Stock, all of which vest upon the earliest of the achievement of performance milestones relating to the leptin receptor program or the BFU-E red blood cell growth factor program, or September 14, 2002.

 (8) Dr. Williams resigned from the Company effective October 15, 1997.

 (9) Consists of $2,670 in reimbursed relocation expenses and $93,835 of indebtedness related to prior relocation expenses which was forgiven.

(10) Consists of an aggregate principal amount of $28,000 of indebtedness related to prior relocation expenses which was forgiven and $21,448 of indebtedness which was repaid by Dr. Williams to the Company in lieu of a bonus.

(11) 1996 compensation consists of compensation received by Mr. Bagnall from August 20, 1996, the date of commencement of his employment with the Company, until September 30, 1996. Upon joining the Company, (i) Mr. Bagnall. was paid a signing bonus of $25,000, and was granted options to purchase 110,000 shares, with options to purchase 27,500 shares vesting immediately and the balance of options to purchase 82,500 shares vesting equally over three years on each anniversary of the date of grant, with an original exercise price of $9.00 per share, and (ii) Mr. Bagnall was provided an interest-free loan in the principal amount of $50,000.

(12) Consists of $38,730 of indebtedness which was forgiven.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains information concerning the grant of stock options by the Company to the Named Executive Officers during the fiscal year ended September 30, 1997.

                                                INDIVIDUAL GRANTS
                               ---------------------------------------------------    POTENTIAL REALIZABLE
                                             PERCENT OF                                 VALUE AT ASSUMED
                               NUMBER OF    TOTAL OPTIONS                             ANNUAL RATES OF STOCK
                               SECURITIES    GRANTED TO                              PRICE APPRECIATION FOR
                               UNDERLYING     EMPLOYEES     EXERCISE                    OPTION TERM($)(2)
                                OPTIONS       IN FISCAL       PRICE     EXPIRATION   -----------------------
            NAME               GRANTED(#)      YEAR(1)      ($/SHARE)      DATE          5%          10%
-----------------------------  ----------   -------------   ---------   ----------   ----------   ----------
Douglass B. Given, M.D.,
  Ph.D.......................    310,000        22.91%       $ 5.375       8/12/07   $1,047,896   $2,655,573
Elliott Sigal, M.D.,
  Ph.D(3)....................    153,510        11.35          5.375      11/15/97           --           --
H. Ralph Snodgrass, Ph.D.....     70,000         5.17          5.375       8/12/07      236,622      599,646
Stephen J. Williams,
  Ph.D(4)....................     70,000         5.17          5.375       1/13/98           --           --
Mark N.K Bagnall.............     70,000         5.17          5.375       8/12/07      236,622      599,646

---------------

(1) Based on an aggregate of 1,352,968 options granted to employees in fiscal 1997.

(2) The potential realizable value is calculated based on the fair market value on the date of grant, which is equal to the exercise price of the options, assuming that the stock appreciates in value from the date of grant compounded annually until the end of the option term at the rate specified (5% or 10%) and that the option is exercised and sold on the last day of the option term for the appreciated stock price. Potential realizable value is net of the option exercise price. The assumed rates of appreciation are specified in the rules and regulations of the Commission and do not represent the Company's estimate or projection of future stock price. Actual gains, if any, resulting from stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

(3) Dr. Sigal resigned from the Company effective November 15, 1997. The options Dr. Sigal received were to have vested as to 25% of such options on August 12, 1998, and as to 6.25% of such options each quarter thereafter. Because of Dr. Sigal's resignation, however, such options expired prior to vesting.

(4) Dr. Williams resigned from the Company effective October 15, 1997. The options granted to Dr. Williams expired pursuant to their terms on January 13, 1998, ninety days after Dr. Williams terminated his employment with the Company.

                         FISCAL YEAR-END OPTION VALUES

     For each of the Named Executive Officers, the following table shows information about the value of unexercised options of the Company as of September 30, 1997. No options were exercised by the Named Executive Officers during fiscal 1997.

                                                 NUMBER OF SECURITIES
                                                UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                                                   OPTIONS AT FISCAL              IN-THE-MONEY OPTIONS AT
                                                      YEAR-END(#)                  FISCAL YEAR END($)(1)
                                             -----------------------------     -----------------------------
                   NAME                      EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-------------------------------------------  -----------     -------------     -----------     -------------
Douglass B. Given, M.D., Ph.D. ............    109,043          412,457         $   7,734         $ 2,578
Elliott Sigal, M.D., Ph.D. ................    200,304          153,510           749,597              --
H. Ralph Snodgrass, Ph.D. .................     62,501          157,499            39,938           1,563
Stephen J. Williams, Ph.D. ................     51,667          130,833             9,375           3,125
Mark N.K. Bagnall..........................     55,000          125,000                --              --

---------------

(1) Based on the fair market value of the Common Stock as of September 30, 1997 ($4.625 per share), minus the exercise price, multiplied by the number of shares underlying the option.

CANCELLATION AND REGRANT OF OPTIONS

     On December 30, 1996, the Compensation Committee approved the cancellation and regrant of options previously granted to certain executive officers, directors and key employees. The Compensation Committee concluded that the relationship between the exercise price of those options and the recent fair market value of the Company's Common Stock did not provide effective equity incentives for such executive officers, directors and key employees. Equity incentives are a significant component of the total compensation package of the Company's employees and play a substantial role in the Company's ability to retain the services of individuals essential to the Company's long-term success. The Compensation Committee concluded that the Company's ability to retain key employees would be impaired significantly unless value was restored to their options. Accordingly, the Compensation Committee determined it was necessary to cancel and regrant the options at exercise prices that reflected current fair market value to provide realistic incentives for the executive officers, directors and employees to whom such options had been granted. All stock options with exercise prices of $5.50 or more were cancelled and regranted at an exercise price of $5.50 per share, the fair market value on December 30, 1996, as determined by the Compensation Committee. The vesting periods applicable to these regranted options relate back to the dates of the prior grants.

     With respect to the Named Executive Officers, all of the Company's options granted during fiscal 1996 were cancelled and regranted at an exercise price of $5.50 per share. Drs. Given, Snodgrass and Williams also had 95,000, 30,000 and 17,500 options, respectively, originally granted as of September 14, 1995, which were cancelled and regranted at an exercise price of $5.50 per share from an original exercise price of $6.00 per share. In addition, the 7,500 options granted to each of Messrs. Axline, Haig, Peppers and Sharrock in fiscal 1996 were cancelled and regranted at an exercise price of $5.50 per share from an original exercise price of $6.00 per share. The 110,000 options granted to Mr. Bagnall in fiscal 1996 were cancelled and regranted at an exercise price of $5.50 per share from an original exercise price of $9.00 per share.

EMPLOYMENT AGREEMENTS

     Douglass B. Given. The Company entered into an employment agreement (the "Revised Given Employment Agreement") with Dr. Given in May 1997. The Revised Given Employment Agreement replaces an employment agreement entered into on January 3, 1993, which terminated January 3, 1997.

     Pursuant to the Revised Given Employment Agreement, Dr. Given receives (i) a base salary of $275,000 per annum (which increased to $300,000 per annum upon the closing of the Offering), (ii) an annual bonus of up to 40% of his base salary upon the achievement of certain performance goals determined by the Board of Directors, (iii) executive disability benefits providing for payment of 60% of his base salary, and the ability to purchase coverage for an additional 20% of his base salary and (iv) a term life insurance policy of $1.0 million. In addition, pursuant to the Revised Given Employment Agreement, Dr. Given received stock options to purchase 310,000 shares of Common Stock at an exercise price of $5.375 per share upon the closing of the Offering. Pursuant to the terms of the Revised Given Employment Agreement, after September 30, 1997, Dr. Given received assistance with relocation expenses in the amount of $60,571 and a loan of $220,000 towards the purchase of a home in the San Francisco Bay Area.

     Under the Revised Given Employment Agreement, if Dr. Given's employment is terminated without cause or upon forced resignation, death or disability, the Company will pay Dr. Given 12 months base salary, a bonus equal to a percentage of 12 months base salary that is equal to the average of the actual annual bonus percentage for the two years immediately prior to the termination date, 18 months COBRA premiums and 18 months executive disability premiums. In addition, all of the stock options granted to Dr. Given which would have vested over the two year period immediately following the date of termination of his employment will instead vest on the same dates they would have vested if he had continued to be employed by the Company during such two year period or will vest at such earlier date or dates as may be necessary by the terms of the plan pursuant to which the options were granted in order to prevent such options from lapsing.

     If Dr. Given's employment is terminated with cause, the Company will pay Dr. Given a lump sum equal to six months base salary, six months maximum bonus payments, nine months COBRA premiums and nine months executive disability plan premiums. In addition, all of the stock options granted to Dr. Given which would have vested over the one year period immediately following the date of termination of his employment will instead vest on the same dates they would have vested if he had continued to be employed by the Company during such one year period or will vest at such earlier date or dates as may be necessary by the terms of the plan pursuant to which the options were granted in order to prevent such options from lapsing.

     Upon a "change in control" (as defined in the Revised Given Employment Agreement) of the Company, Dr. Given will receive 12 months base salary and 12 months maximum bonus payments. In addition, all unvested stock options granted to Dr. Given will accelerate and vest immediately.

     Provisions for Other Executive Officers. On March 7, 1997, the Compensation Committee approved certain change of control and severance provisions for Dr. Snodgrass and Mr. Bagnall. Such provisions provide that upon termination of the executive's employment without cause, he will receive a severance payment equal to nine months of his base rate of compensation and acceleration of all outstanding options that would have vested during the nine-month period after such termination of employment, and the Company will pay the executive's COBRA premiums over the same nine month period. In addition, such provisions provide that the executive would be entitled to full acceleration of all outstanding stock options upon termination of the executive's employment within one year of certain events defined as a change of control of the Company and a severance payment equal to one year of his base salary. The Compensation Committee has since extended such severance and change of control provisions to Dr. Lawrence
K. Cohen, who was appointed as the Company's Chief Operating Officer in November 1997.

     In addition to the above arrangements, in connection with the Company's relocation to the San Francisco Bay Area, Drs. Snodgrass and Williams received home purchase assistance loans of $100,000 and $40,000, respectively. Dr. Williams resigned from the Company effective October 15, 1997.

     The Company currently has no employment agreements with other employees.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors ("the Committee") is responsible for reviewing the Company's executive compensation policies and recommending the policies for approval to the Board of Directors. The Committee is currently composed of Dr. Cooper and Mr. Sharrock, neither of whom are executive officers of the Company. Dr. Cooper serves as Chairman of the Board of Directors. The following is the report of the Committee describing the compensation policies and rationales applicable to the Company's executive officers for the fiscal year ended September 30, 1997.

COMPENSATION PHILOSOPHY AND OBJECTIVES

     The Committee believes that compensation of the Company's executive officers should:

     - Provide a fair and competitive compensation package that enables the Company to attract and retain, on a longterm basis, the highest caliber of personnel in the industry.

     - Align the interests of executives with the long-term interests of stockholders through award opportunities that can result in ownership of Common Stock, thereby encouraging the achievement of superior results over an extended period.

     - Create a compensation system that is competitive with companies in the biopharmaceutical and biotechnology industry, taking into account relative company size and performance as well as individual responsibilities and performance.

     - Support the sustained successful achievement of certain desirable performance goals determined by the Board of Directors.

KEY ELEMENTS OF EXECUTIVE COMPENSATION

     The Company's executive officer compensation program is comprised of: (a) base salary; (b) annual incentive bonuses; and (c) long-term incentive compensation in the form of periodic stock option grants.

     BASE SALARY: The base salary component is designed to compensate executive officers competitively at levels necessary to attract and retain superior executives in the biopharmaceutical and biotechnology industry. The base salary of each officer is set on the basis of personal performance and the salary levels in effect for comparable positions within the Company's principal competitors. Generally, year to year adjustments to each officer's base salary are based upon personal performance for the year and changes in the general level of base salaries of persons in comparable positions within the industry.

     BONUS: In addition to base salary, the Committee may provide the Company's employees, including the executive officers, with an incentive cash bonus based upon the successful achievement of certain performance goals determined by the Board of Directors.

     LONG-TERM INCENTIVES: The Committee provides the Company's executive officers with long-term incentive compensation through grants of stock options. Stock options provide the Company's executive officers with the opportunity to purchase and maintain an equity interest in the Company and to share in any appreciation in value of the Company's Common Stock. The Committee strongly believes that stock options align the interests of executive officers with the long-term interests of stockholders and directly motivate an executive officer to maximize long-term stockholder value. The options utilize vesting periods that encourage key executives to continue in the employ of the Company. The Board considers the grant of each option subjectively, considering factors such as the executive officer's existing equity or stock option position, the individual performance of the executive officer and the anticipated contribution of the executive officer to the attainment of the Company's long-term strategic performance goals.

     Ongoing compensation, and the exact mix of the three compensation elements described above, are determined subjectively for each executive officer. The Committee performs annual reviews of executive compensation in order to (i) confirm the competitiveness of overall compensation with peer group companies and (ii) adjust compensation based upon the attainment of performance goals. Because of the Company's early stage of development, the Committee believes that traditional performance standards, such as profit levels and return on equity, are not yet appropriate measures of executive performance. The Committee instead bases its evaluations upon a number of factors, including the Company's progress in the creation and refinement of its integrated genomics business model, the Company's achievement of certain business objectives, including the closing of acquisitions of businesses and technologies that may expand or enhance the Company's existing business, the execution of corporate and collaborative agreements, the effective development of new programs for future alliances, continued innovation in the development of the Company's technologies and the attainment of certain operational and research and development milestones in the Company's programs, as well as the achievement of individual business objectives by each executive officer.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Dr. Given, President and Chief Executive Officer, entered into a new employment agreement with the Company upon the expiration of his previous agreement on January 3, 1997. Under this agreement, Dr. Given receives an annual base salary of $300,000, which increased from $275,000 per annum upon the successful closing of the Company's initial public offering. In addition, Dr. Given may be granted annual bonuses of up to 40% of his base salary upon the achievement of certain performance goals determined by the Board of Directors. Dr. Given also receives executive disability benefits and term life insurance coverage and received assistance with relocation expenses, as more fully described above in "Employment Agreements." Pursuant to the new employment agreement, the Company granted Dr. Given additional stock options to purchase 310,000 shares of Common Stock at an exercise price of $5.375 per share effective upon the closing of the Offering.

     The compensation package in Dr. Given's new employment agreement was determined on the basis of negotiations between the Board and Dr. Given, with due regard for his experience, prior salary, performance during past fiscal years with respect to the goals for executive officers described above and competitive salary information. The grant of 310,000 stock options upon the closing of the Offering, which was contained in Dr. Given's agreement, provided an incentive for Dr. Given to achieve the specified objective of completing the Offering. In addition, by providing Dr. Given with the potential to gain a substantial equity interest in the combined operations of the Company following the Acquisition, such grant was designed to align Dr. Given's interests with those of the Company's stockholders with respect to short-term operating results as well as long-term appreciation in the value of the Company's common stock.

COMPENSATION DEDUCTION LIMIT

     Section 162(m) of the Internal Revenue Code disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the executive officers named in the Proxy Statement, unless compensation is performance-based. The Board has considered the potential future effects of Section 162(m) on the compensation paid to the Company's executive officers. The Company will, where reasonably practicable, seek to qualify the variable compensation paid to its executive officers for an exemption from the deductibility limitations. The Committee believes all executive compensation expenses will be deductible by the Company for the foreseeable future, but reserves the discretion to pay compensation to its executive officers that may not be deductible.

                                          THE COMPENSATION COMMITTEE

                                          Glenn L. Cooper, M.D., Chairman
                                          David B. Sharrock

                            STOCK PERFORMANCE GRAPH

        MEASUREMENT PERIOD
      (FISCAL YEAR COVERED)                PGEN               NASDAQ         CARSON SMALL CAP
8/8/97                                     100                  100                 100
8/29/97                                   87.5                 99.3               103.2
9/30/97                                   92.5                105.5               120.7

                              CERTAIN TRANSACTIONS

RELATIONSHIP WITH INTERNEURON

     In July 1997, the Company granted Interneuron an option to acquire an exclusive, worldwide license to manufacture, use and sell certain aspects of Del-1 for human therapeutic uses on terms to be negotiated. The Company retained the right to negotiate with third parties to license Del-1, subject to a right of first refusal held by Interneuron and provided that, in the event the Company grants such rights to a third party, the Company must share fees, milestone payments and royalties with Interneuron. Should the Company develop and sell products using Del-1 independently, the Company will be required to pay Interneuron royalties on net sales. The option and right of first refusal agreement terminates upon the expiration of the last to expire of any patent that might issue relating to the licensed technology, or upon the conclusion of a license agreement with Interneuron.

     In exchange for receiving the option and right of first refusal, Interneuron paid the Company $1 and relinquished its right to minimum return adjustments through the quarter ended April 7, 1997 to the conversion ratio of its Series A Preferred Stock, which was automatically converted into Common Stock upon the closing of the Offering. Interneuron and the Company agreed to determine the value of the relinquishment of the minimum return adjustments and the extent to which such value may be credited against payments, including royalties, that would otherwise be payable to the Company under any license agreement with Interneuron. The terms of the Series A Preferred Stock provided for Interneuron to receive a 35% annual return, implemented through minimum return adjustments to the conversion ratio of the Series A Preferred Stock, at the time the Series A Preferred Stock converted to Common Stock. Such conversion occurred automatically on the closing of the Offering and, accordingly, prior to the relinquishment, Interneuron would have been entitled to receive an additional 1,439,016 shares of Common Stock upon the closing of the Offering.

     Interneuron also agreed to recapitalize a portion of its investment in the Company immediately prior to the closing of the Offering such that (i) Interneuron was not entitled to receive the remaining minimum return adjustments to the conversion ratio of the Company's Series A Preferred Stock that would have entitled Interneuron to receive an additional 411,147 shares of Common Stock upon the conversion of its Series A Preferred Stock upon the closing of the Offering and (ii) Interneuron contributed to the Company's capital all outstanding balances of intercompany loans from Interneuron to the Company. As a result, the number of shares of Common Stock that Interneuron received upon conversion of the Series A Preferred Stock upon the closing of the Offering were reduced from 4,199,577 shares to 2,349,414 shares.

     From March 1996 through the closing of the Offering, Interneuron provided advances to the Company for use as working capital. These advances were evidenced by a promissory note dated March 31, 1996, in the principal amount of approximately $525,000, as updated from time to time, payable on the earlier of five years from the date of the note or the closing of the Offering. Interneuron agreed to recapitalize a portion of its investment in the Company by making a contribution to the Company's capital upon the closing of the Offering of the indebtedness evidenced by the note.

     In connection with the Acquisition, Interneuron agreed to loan to the Company prior to the closing of the Acquisition up to an aggregate of $6.6 million pursuant to a promissory note secured by the Company's assets for the purposes of providing bridge financing to Mercator (the "Interneuron Bridge Loan"). Interneuron agreed to recapitalize a portion of its investment in the Company by making a contribution to the Company's capital of the entire balance of the Interneuron Bridge Loan immediately prior to the closing of the Offering.

     In addition to these transactions, Interneuron guaranteed the Company's office lease (which guarantee was released upon the closing of the Offering as to obligations arising after the closing of the Offering) and its equipment leases.

     Prior to the closing of the Offering, the Company and Interneuron entered into a tax allocation agreement to provide, among other things, for the payment of tax liabilities, for the entitlement to tax refunds, and for the allocation of responsibility and cooperation in the filing of tax returns. In addition, the Company and

Interneuron entered into an intercompany services agreement which provides, among other things, for: the participation of the Company and its employees in certain programs administered by Interneuron, at cost, such as certain insurance programs; and the provision of certain services by Interneuron at the Company's request at agreed upon prices in areas such as clinical and regulatory affairs, quality control, finance, administration, human resources and management information systems. The intercompany services agreement also provides that in the event of any future equity offering by the Company, Interneuron has the right to purchase (at the same price and on the same terms as such equity offering) a portion of the shares being offered so as to maintain its fully diluted interest in the Company immediately prior to such equity offering, subject to certain limitations. The intercompany services agreement also provides that all future transactions between the Company and Interneuron must be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and must be approved or ratified by a majority of the independent members of the Company's Board of Directors. As defined in the intercompany services agreement, independent directors are those directors who are not employees, officers, directors or affiliates of, or persons with other material financial interests involving, Interneuron, the Company or any of their respective affiliates.

     The intercompany services agreement also provides to Interneuron the right to nominate one designee for election to the Company's Board of Directors, for so long as Interneuron reports the Company's financial results on a consolidated basis, on an equity basis or otherwise on a basis pursuant to which a portion of the Company's results of operations appear in the financial results of operations of Interneuron.

THE OHIO UNIVERSITY FOUNDATION

     In February 1996, The Ohio University Foundation, an entity that held more than 5% of the Company's outstanding Common Stock prior to the closing of the Offering, purchased 58,333 shares of Common Stock for a purchase price of $6.00 per share pursuant to a stock purchase agreement. Because the price of the Common Stock sold in the Offering was less than $12.00 per share, pursuant to such stock purchase agreement, The Ohio University Foundation was entitled to receive additional shares of Common Stock such that the effective price per share paid by The Ohio University Foundation under the agreement was equal to 50% of the price of the Common Stock sold in the Offering. As a result, 71,900 additional shares of Common Stock were issued to The Ohio University Foundation pursuant to such stock purchase agreement. In connection with the February 1996 issuance of 58,333 shares, the Company and The Ohio University Foundation amended certain provisions of a 1992 stock purchase agreement in exchange for which the Company granted The Ohio University Foundation the right to purchase 25,000 shares of the Company's Common Stock at a price equal to 50% of the initial public offering price per share. The Ohio University Foundation exercised such right to purchase 25,000 shares immediately prior to the Offering at a price equal to $2.69 per share.

     Ohio University entered into license and sponsored research agreements with the Company (or its predecessor) in January 1992 and April 1993. The April 1993 sponsored research agreement terminated as of June 30, 1996 upon completion of the research thereunder. Pursuant to the initial license agreement, The Ohio University Foundation had the right to designate two members of the Board of Directors until the closing of the Offering. Messrs. Axline and Peppers are Trustees of The Ohio University Foundation and were The Ohio University Foundation's designees to the Company's Board of Directors. Ohio University also is entitled to receive royalties based on any sales of licensed products resulting from such arrangements. In February 1992, the Company entered into a consulting agreement with Dr. Thomas Wagner, an employee of Ohio University and an affiliate of The Ohio University Foundation, pursuant to which the Company paid Dr. Wagner consulting fees of approximately $60,000 during fiscal 1997.

                                 PROPOSAL NO. 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Coopers & Lybrand L.L.P. served as the Company's independent auditors for the fiscal year ended September 30, 1997 and has been appointed by the Board to continue as the Company's independent auditors for the Company's fiscal year ending September 30, 1998. In the event that ratification of this selection of auditors is not approved by a majority of the shares of the Company's Common Stock voting at the Annual Meeting in person or by proxy, management will reconsider its future selection of auditors.

     A representative of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and will be able to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1998.

                             STOCKHOLDER PROPOSALS

     To be considered for presentation to the annual meeting of the Company's stockholders to be held in 1999, a stockholder proposal must be received by Mark N.K. Bagnall, Vice President, Finance and Chief Financial Officer, Progenitor, Inc., 4040 Campbell Avenue, Menlo Park, California 94025, no later than August 31, 1998.

                                 OTHER MATTERS

     The Board of Directors knows of no other business which will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

                                          By Order of the Board of Directors,

                                          /s/ DOUGLASS B. GIVEN

                                          Douglass B. Given, M.D., Ph.D
                                          President, Chief Executive Officer and
                                          Director

Menlo Park, California
January 28, 1998

                      THIS PROXY IS SOLICITED ON BEHALF OF
                   THE BOARD OF DIRECTORS OF PROGENITOR, INC.
                  FOR THE 1998 ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 10, 1998


     The undersigned stockholder of PROGENITOR, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated January 28, 1998, the 1997 Annual Report to Stockholders and the 1997 Form 10-K, and hereby appoints Douglass B. Given, M.D., Ph.D., Lawrence K. Cohen, Ph.D. and Mark N.K. Bagnall, or any one of them, proxies, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1998 Annual Meeting of Stockholders of Progenitor, Inc. to be held on March 10, 1998 at 9:00 a.m., local time, at The Westin Hotel, San Francisco Airport, Millbrae, California, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

     THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS INDEPENDENT PUBLIC ACCOUNTANTS OF PROGENITOR INC., AND AS SAID PROXIES DEEM ADVISABLE ON SUCH MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                        (To be Signed on Reverse Side.)

A [X] PLEASE MARK YOUR
      VOTES AS IN THIS
      EXAMPLE

                                         FOR
                                 all nominees listed       WITHHOLD AUTHORITY
                                 at right (except as    (a vote for all nominees
                                      indicated)            listed at right)
1. ELECTION OF DIRECTORS:                [ ]                       [ ]

If you wish to withhold authority      NOMINEES:  Douglass B. Given, M.D., Ph.D.
to vote for any individual nominee,               Glenn L. Cooper, M.D.
strike a line through that nominee's              Robert P. Axline
name in the list at right.                        Alexander M. Haig, Jr.
                                                  Morris Laster, M.D.
                                                  Robert R. Momsen
                                                  Jerry P. Peppers
                                                  David B. Sharrock
------------------------------------

2. PROPOSAL TO RATIFY THE APPOINTMENT          FOR      AGAINST    ABSTAIN
   OF COOPERS & LYBRAND L.L.P. AS THE          [ ]        [ ]        [ ]
   INDEPENDENT PUBLIC ACCOUNTANTS OF
   PROGENITOR, INC. FOR FISCAL 1998.


Signature:
          -----------------------------------------

Signature:                                          Dated:                , 1998
          -----------------------------------------       ----------------

NOTE: This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.